CTS Corporation
Form 10-Q
Third Quarter 2005

EXHIBIT (10)(a)
DIRECTOR AND NAMED EXECUTIVE OFFICER COMPENSATION
Director Compensation
Employee directors receive no additional compensation for serving on the Board of Directors or Board Committees. The non-employee director fees established by the Board for 2005 are as follows: annual board retainer — $25,000; annual retainer for each Audit Committee member — $5,000; annual retainer for each Compensation Committee member — $4,000: annual retainer for each Finance and Nominating and Governance Committee member — $3,000; annual retainer for each Leadership Continuity Committee member — $4,000; additional annual retainer for Audit Committee Chairman — $5,000; additional annual retainer for Compensation Committee Chairman — $4,000; additional annual retainer for Finance and Nominating and Governance Chairman — $3,000; additional annual retainer for Leadership Continuity Committee Chairman — $4,000; meeting fee for each Board or Committee Meeting — $1,500. All committee meetings, including special meetings called by the committee chairman, are compensated at the regular meeting fee rate. Special activity by the committee chairman, as well as any special activity by another committee member that is requested or approved by the committee chairman, is also compensated at the regular meeting fee rate. Non-employee directors are reimbursed by the corporation for reasonable travel expenses related to their performance of services and for director education programs.
In 1990, CTS adopted the Stock Retirement Plan for Non-Employee Directors. Under that plan, a deferred stock unit account was established for each non-employee director. Through January 2004, 800 common stock units and additional units representing dividends on CTS common stock paid were credited annually to each non-employee director’s account. When a non-employee director retires from the Board, he or she receives one share of CTS common stock for each deferred stock unit credited to his or her account. On December 1, 2004, the Board of Directors amended the plan to preclude crediting any additional units to the deferred stock unit accounts. On December 1, 2004, each non-employee director received a grant of restricted stock units under the CTS Corporation 2004 Omnibus Long-term Incentive Plan equivalent to the number of deferred stock units which would have been credited to the director for 2004 service under the Stock Retirement Plan for Non-Employee Directors. Under the terms of this award, each non-employee director will receive one share of CTS common stock for each restricted stock unit upon retirement from the Board.
In 2002, the Board established a $30,000 annual stock-based compensation target for each non-employee director. Through 2004, this target was achieved by calculating the value of the 800 common stock units to be credited under the Stock Retirement Plan for Non-Employee Directors based on the closing price of CTS common stock on the New York Stock Exchange on the credit date. If the calculated value of the common stock units was less than $30,000, each non-employee director received a stock option award sufficient to make up the difference between that value and $30,000, based on the closing price of CTS common stock on the New York Stock Exchange on the credit date. For 2005, the stock-based compensation target was achieved by awarding each non-employee director 2300 restricted stock units under the CTS Corporation 2004 Omnibus Long-term Incentive Plan. The awards were granted on December 1, 2004 and became distributable on January 11, 2005 absent a deferral election by the non-employee director. Upon distribution, one share of CTS common stock for each restricted stock unit is transferred to the non-employee director. A prototype non-employee director restricted stock unit agreement has been previously filed with the commissions as an exhibit to this corporation’s Annual Report on Form 10-K.

Named Executive Officer Compensation
CTS has an employment agreement with Donald K. Schwanz which has been previously filed with the Commission as an exhibit to the corporation’s Annual Report on Form 10-K and an employment agreement with Vinod M. Khilnani filed herewith. CTS does not have written employment agreements with the other named executive officers. Annual salary for each named executive officer is determined by the Compensation Committee of the Board of Directors. The annual salaries for named executive officers set in 2005 were as follows: Donald K. Schwanz — $749,280; Vinod M. Khilnani — $350,000; Donald R. Schroeder — $309,800; James L. Cummins — $238,300; Richard G. Cutter — $233,700.
Each named executive officer participates in the CTS Corporation Management Incentive Plan which has been previously filed with the Commission as an exhibit to CTS’ Annual Report on Form 10-K. The plan provides cash bonuses determined by the Compensation Committee, based on achievement of annual performance goals established by the Committee.
The Compensation Committee has historically awarded stock-based compensation to named executive officers on an annual basis. In 2005, the Compensation Committee awarded the named executive officers restricted stock units and incentive stock options under the CTS Corporation 2005 Omnibus Long-term Incentive Plan. Restricted stock unit agreements are filed herewith. Prototype incentive stock option agreements have been previously filed with the Commission as an exhibit to the corporation’s annual Report on Form 10-K.
Mr. Schwanz receives a quarterly perquisite allowance of $4,300. Each other named executive officer receives a quarterly perquisite allowance of $4,000. Mr. Schroeder receives an additional $4,000 per month cost-of-living allowance related to his relocation to Southern California as a result of his appointment as President of CTS Electronics Manufacturing Solutions, a strategic business unit of the corporation, during his first thirty-six months in this position.
Each named executive officer has executed a change-in-control severance agreement which provides severance benefits only upon a change-in-control of CTS. Prototype change-in-control severance agreements have been previously filed with the Commission as an exhibit to the corporation’s Annual Report on Form 10-K. On September 30, 2005, CTS issued a notice of non-renewal of these agreements. As a result, these agreements will expire on December 31, 2007.